Exhibit 99.1

FOR:	UCBH HOLDINGS, INC.

APPROVED BY:	Thomas S. Wu

CONTACT:	Thomas S. Wu
Chairman, President and Chief Executive Officer
(415) 315-2800
Jonathan H. Downing
Executive Vice President, Corporate Development
(415) 315-2800

EVC Group
Investor Relations: Douglas M. Sherk, Jennifer Beugelmans
(415) 896-6820
Media Relations: Steve DiMattia
(646) 277-8706
For Immediate Release
UCBH HOLDINGS, INC. ANNOUNCES RESULTS FOR THE
THIRD QUARTER OF 2005
• Net Income of $25.5 Million
• EPS Increases 17.4%
• Year-over-year Loan Originations Increase 36.9%
• Significant Corporate Development Activities and Senior Management Additions Better
Position Company for Long-term Growth
• Ratio of Nonperforming Assets Decreases to 0.16%
     SAN FRANCISCO, October 20, 2005 — UCBH Holdings, Inc. (Nasdaq: UCBH), the holding company of United Commercial Bank (UCB™), today reported net income of $25.5 million for the third quarter ended September 30, 2005. This is an increase of 17.2%, compared with net income of $21.8 million for the quarter ended September 30, 2004. The diluted earnings per common share were $0.27, compared with $0.23 for the corresponding period of 2004, adjusted for the April 12, 2005, two-for-one stock split.
     Chairman, President and Chief Executive Officer, Thomas S. Wu said, “We are pleased with the strong financial performance we achieved during the third quarter. Our annualized loan growth during the quarter was over 25%, and asset quality remained very high. Deposit growth during the quarter was strong despite a competitive and challenging market rate environment.
     “While we are operating successfully in the current environment, we continue to focus on making investments to build our infrastructure to better position for our long-term growth. During the past few months, we made significant additions to our executive management team. John Kerr who has more than 29 years of extensive banking experience joins us as Chief Credit Officer to succeed Ebrahim Shabudin who was promoted to Chief Operating Officer in August 2005. This further enhances our already strong risk management infrastructure to support our future expansion plan. In addition, Pauline Tse, one of the top bankers serving the ethnic Chinese market in New York City has recently joined our organization to head up our expansion efforts in Manhattan Chinatown. Our entire management team is focused on executing all aspects of our growth strategy. In addition to the acquisition of Pacifica Bancorp, which is scheduled to close by the end of October, we announced our entrance into the Greater Boston market with the acquisition of Asian American Bank & Trust Company, and we announced last week the signing of our definitive agreement to acquire Great Eastern Bank in New York City. During the third quarter, we opened two branches strategically located in Greater New York, which provide a stronger platform for us to increase the velocity of growth in the New York market.
     “As a result of our year-to-date performance, we are confident that we will achieve our goal of full year earnings per share in the range of $1.00 to $1.05,” concluded Mr. Wu.
Third Quarter Highlights:
     Revenue Growth:
•	Interest income grew by $27.5 million, or 35.9%, to $104.0 million for the third quarter of 2005, compared with the corresponding quarter of 2004.

•	Net interest income after provision for loan losses grew 17.7% for the third quarter of 2005, compared with the corresponding quarter of 2004.

•	The net interest margin was 3.58%, compared with 3.70% for the quarter ended September 30, 2004 and 3.74% in the second quarter of 2005. The anticipated decline in the margin reflects increased deposit costs. The Bank projects a net interest margin at December 31, 2005 in the range of 3.60% to 3.70%.
     Deposit Growth:
•	Total deposits grew by $570.3 million for the third quarter of 2005, or 42.0% annualized. Year-to-date total deposit growth was $779.7 million, or 19.9% annualized.

•	Noninterest-bearing deposits grew by $18.3 million for the third quarter of 2005, or 15.7% annualized.

•	Interest-bearing deposits grew by $551.9 million for the third quarter of 2005, or 44.5% annualized.
     Loan Growth:
•	Growth of loans held in portfolio was $308.3 million for the third quarter of 2005, or 25.0% annualized.

•	Total loan growth, including loans held for sale, was $349.1 million for the third quarter of 2005, or 26.9% annualized.
     New Loan Commitments:
•	New loan commitments increased by 36.9% to $1.03 billion for the third quarter of 2005, compared with new loan commitments of $752.1 million for the third quarter of 2004.

•	Third quarter 2005 new loan commitments were concentrated in commercial business, commercial real estate, and multifamily loans.

     Loan Pipeline:
•	The loan pipeline increased by 27.5% to $1.72 billion at September 30, 2005, compared with $1.35 billion at December 31, 2004. The loan pipeline at September 30, 2005 increased by 24.3%, compared with $1.38 billion at September 30, 2004.
     Asset Quality:
•	The nonperforming asset ratio was 0.16% at September 30, 2005, compared with 0.17% at June 30, 2005 and 0.20% at December 31, 2004.

•	Total loan charge-offs were $98,000 for the third quarter of 2005, compared with $1.3 million for the third quarter of 2004.

•	There was a negative provision for loan losses of $105,000 for the third quarter of 2005, compared with $1.6 million in the third quarter of 2004.
     Corporate Developments:
•	UCBH Holdings, Inc. entered into a definitive agreement to acquire Asian American Bank & Trust Company, which will provide a strong platform for the Company’s expansion into the Greater Boston and New England markets. The transaction is anticipated to close in the fourth quarter of 2005.

•	On October 13, 2005, UCBH Holdings, Inc. entered into a definitive agreement to acquire Great Eastern Bank headquartered in New York City, which will allow the Company to significantly accelerate its planned expansion in the metropolitan New York City market. The transaction is expected to close in the first quarter of 2006.

•	During the third quarter of 2005, we opened two branches in Greater New York with one branch in Flushing, Queens and the second branch in Manhattan Chinatown.

•	Mr. John Kerr was named Chief Credit Officer succeeding Mr. Ebrahim Shabudin who was promoted to Chief Operating Officer.

•	Ms. Pauline Tse, one of the leading bankers serving the ethnic Chinese market in New York City, joined UCB as Senior Vice President and Regional Manager of Manhattan Chinatown, New York.
     Operating Ratios
     The annualized return on average assets (“ROA”) ratio for the quarter ended September 30, 2005 was 1.43%, and the annualized return on average equity (“ROE”) ratio for the quarter ended September 30, 2005 was 18.97%. The ROA and ROE ratios for the third quarter of 2004 were 1.43% and 18.97%, respectively. The efficiency ratio was 40.15% for the third quarter of 2005, compared with 41.50% for the corresponding period of 2004.
     Net Income and Net Interest Income
     Net income increased by 17.2% to $25.5 million for the quarter ended September 30, 2005, compared with $21.8 million for the corresponding quarter of the prior year. The increase was primarily due to an increase in interest income on loans and a lower loan loss provision, both of which were partially offset by a reduction in gains on sales of loans and securities, and lower noninterest expenses. Net interest income after provision for loan losses for the third quarter of 2005 increased by $9.1 million, or 17.7%, to $60.2 million, compared with $51.2 million in the same period of 2004. This increase was primarily due to a $998.6 million increase in the average balance of interest-earning assets, which resulted from organic loan growth, partially offset by decreases in the lower-yielding securities portfolios.
     The net interest margin for the quarter ended September 30, 2005 declined to 3.58%, compared with 3.70% for the corresponding quarter of 2004. The decreased net interest margin reflects the impact of higher interest expense paid on money market accounts and Certificates of Deposit (“CDs”) resulting from increases in market interest rates. In light of the current competitive deposit market environment and the relatively flat yield curve projected for the remainder of the year, the Company continues to project a net interest margin in the range of 3.60% to 3.70% at December 31, 2005.
     The average cost of deposits during the third quarter was 2.39%, compared with 1.39% for the third quarter ended September 30, 2004. The 1.00% increase in the average cost of deposits reflects the increase in market interest rates during the past year.
     Noninterest Income
     Noninterest income decreased by 53.5% to $4.6 million for the quarter ended September 30, 2005, compared with $9.8 million for the corresponding quarter of 2004, primarily reflecting a reduction of gains on securities in 2005. Also, gains on sales of multifamily loans were $1.3 million for the third quarter of 2005, compared with $3.0 million for the corresponding quarter of the prior year. The reduction in multifamily loan sale gains reflects the tighter spreads on the multifamily product in today’s flat yield curve market environment and the Company’s decision to reduce our multifamily loan sales volume. During the third quarter of 2005, the Company recorded a $773,000 lower of cost or market adjustment on the multifamily loans in the held for sale loan portfolio. Given the reduced market premiums on multifamily loans, it was a more favorable economic execution to retain the multifamily loans in portfolio and realize the longer-term spread income instead of a current quarter sale. Gains on sales of SBA loans were $715,000 for the third quarter of 2005, compared with $1.1 million for the corresponding quarter of 2004, largely reflecting the timing of SBA loan sales. There were no securities gains during the third quarter of 2005, compared with $2.6 million of gains on sales of securities during the third quarter of 2004. Commercial banking fees increased 11.8% for the third quarter of 2005 to $2.7 million as compared to $2.5 million for the corresponding period of 2004.
     Noninterest Expense
     Noninterest expenses were $26.0 million for the third quarter of 2005, substantially unchanged from the corresponding quarter of 2004. Increases in occupancy expenses and professional fees were offset by reduced personnel, furniture and equipment and miscellaneous expenses. Personnel expenses of $12.9 million were $638,000, or 4.7%, less than personnel expenses of $13.5 million in the corresponding quarter of 2004. Increases in personnel expenses resulting from the additional staffing required to support the growth of the Bank’s commercial banking business and the new branches in New York were offset by decreases resulting from reductions in temporary employees and reduced incentive and bonus accruals. Occupancy expenses of $3.0 million in the third quarter of 2005 were $680,000, or 29.2%, above $2.3 million of occupancy expenses for the corresponding quarter of 2004. The increase reflects the expansion of the Hong Kong branch, the opening of new branches in California and New York, and the opening of two new offices in Greater China. Professional fees and contracted services increased by $580,000, or 31.3%, to $2.4 million from $1.9 million in the corresponding quarter of 2004, primarily as a result of professional fees relating to Sarbanes-Oxley compliance efforts.
     Deposits
     Noninterest-bearing deposits grew by $56.0 million, or 17.4% annualized, during the nine months ended September 30, 2005 to $484.6 million, compared with $428.6 million at December 31, 2004. Interest-bearing deposits increased by $723.7 million, or 20.2% annualized, during the first nine months of 2005 to $5.51 billion. Total deposits increased to $6.00 billion at September 30, 2005, compared with $5.22 billion at December 31, 2004, an increase of $779.7 million, or 19.9% annualized. The average cost of deposits for the quarter ended September 30, 2005, increased to 2.39% from 1.39% for the quarter ended September 30, 2004, reflecting increases in market interest rates.
     Loan Growth
     Loans held in portfolio increased by $1.19 billion, or 39.1% annualized, during the first nine months of 2005, to $5.24 billion, from $4.05 billion at December 31, 2004. Loans held for sale of $301.3 million decreased by $24.7 million, or 10.1% annualized, during the first nine months of the year. During the quarter, the Bank transferred $235.9 million of multifamily loans from available for sale to the Bank’s portfolio as a result of the reduced spreads on multifamily loan sales, as previously discussed. Concurrently, the Company transferred $265.1 million of commercial real estate loans from the portfolio to held for sale. Consistent with its stated long-term objectives for the next five years, the Company will be systematically reducing its concentration in commercial real estate while increasing its concentration in commercial business loans. Loans held for sale were $326.0 million at December 31, 2004.
     Loan Originations and Commitments
     New loan commitments of $1.03 billion for the quarter ended September 30, 2005, were comprised of $953.8 million of commercial loans and $75.5 million of consumer loans. Commercial business loan commitments increased by $116.4 million, or 101.9%, to $230.7 million in the third quarter of 2005, compared with $114.3 million in the third quarter of 2004. Commercial real estate loan originations increased 42.2% to $285.5 million in the third quarter of 2005, compared to $200.7 million in the third quarter of 2004. Multifamily loan originations were $257.8 million for the third quarter of 2005, an increase of $37.7 million, or 17.1%, from $220.2 million of multifamily loan originations in the third quarter of 2004. Construction loan commitments increased 25.0% to $179.7 million in the third quarter of 2005, compared with $143.8 million in the third quarter of 2004. Consumer loan originations of $75.5 million in the third quarter of 2005, compared with loan originations of $73.1 million in the third quarter of 2004.
     Loan Pipeline
     The loan pipeline increased by 27.5% to $1.72 billion at September 30, 2005, compared with the loan pipeline of $1.35 billion at December 31, 2004. The growth in the pipeline reflects the Bank’s continued success in its domestic branding strategy as well as its ability to further penetrate the California market, the Asia markets through its Greater China strategy, as well as the Company’s initial success in the New York market.

     Credit Quality and Allowance for Loan Losses
     Total nonperforming assets as of September 30, 2005 were $12.1 million, or 0.16% of total assets, reflecting management’s continued focus on maintaining high credit quality assets. This compares with total nonperforming assets of $6.4 million, or 0.10% of total assets, for the corresponding quarter of 2004. Total loan charge-offs were $98,000 for the quarter ended September 30, 2005, compared with total loan charge-offs of $1.3 million for the corresponding quarter of the prior year. Total loan recoveries were $39,000 for the third quarter of 2005, consistent with corresponding quarter of the prior year. Annualized net loan charge-offs were 0.00% and 0.13% of total average loans for the third quarter of 2005 and 2004, respectively.
     During the third quarter of 2005, the Company consistently applied its established loan loss methodology to the loan portfolio. As a result of improvement in the loan quality and risk grades and the changes in the portfolio mix, the required allowance for loan losses at September 30, 2005 was $105,000 less than the required allowance at June 30, 2005. This is reflected in the provision in the third quarter of 2005. The provision for loan losses was $1.6 million in the third quarter of 2004.
     The ratio of allowance for loan losses to loans held in portfolio was 1.10% at September 30, 2005, compared with 1.39% at December 31, 2004. The decrease in the ratio of allowance for loan losses is primarily the result of improvements in credit classifications and collateral mix.
     Borrowings
     Borrowings were $565.9 million at September 30, 2005, an increase of 39.0%, from borrowings of $407.3 million at December 31, 2004. However, compared to June 30, 2005, borrowings were down from $894.5 million. The reduction from June 30, 2005 reflects the Company’s replacement of borrowings with deposits during the quarter.
     Securities
     The securities portfolio was $1.41 billion at September 30, 2005, compared with $1.49 billion at December 31, 2004. The securities portfolio decreased to 19.2% of total assets at September 30, 2005, from 23.7% of total assets at December 31, 2004. The planned securities concentration reduction will continue until the portfolio reaches the Company’s long-term concentration objective level.
     Income Taxes
     The effective tax rate for the third quarter ended September 30, 2005, was 34.2%, compared with 37.8% for the corresponding period of 2004. The decrease in the tax rate relates primarily to the true-up of tax estimates for enterprise zone tax credits during the third quarter of 2005.
     Capital
     Stockholders’ equity increased 13.1% to $547.6 million at September 30, 2005, from $484.0 million at December 31, 2004. The growth in equity during the quarter resulted from the retention of earnings. The Tier I leverage ratio of the Bank was 8.14% at September 30, 2005, compared with 8.49% at December 31, 2004.
     On September 15, 2005, the Company issued $40.0 million of Junior Subordinated Debentures in support of the capital needs related to the acquisitions of Pacifica Bancorp, Inc. and Asian American Bank & Trust Company in the fourth quarter of 2005. As of September 30, 2005, the proceeds of the issue were held at UCBH.

The Company plans to infuse the majority of the proceeds into UCB in conjunction with the closing of the transactions.
     Third Quarter Earnings Teleconference and Webcast
     UCBH will hold a conference call and audio webcast tomorrow, October 21, 2005, at 8:00 a.m. Pacific time, to discuss the financial results for the Company’s third quarter of 2005, as well as its outlook for the remainder of 2005. The webcast will be available through a link on the Investor Relations page of the Company’s web site at www.ucbh.com. If you are unable to listen to the webcast live, a replay will be available at www.ucbh.com.
     About UCBH Holdings, Inc.
UCBH Holdings, Inc. is the holding company for United Commercial Bank, a state-chartered commercial bank, which is the leading California bank serving the ethnic Chinese community. The Bank has 46 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton and Greater Los Angeles, four branches in Greater New York, a branch in Hong Kong, and representative offices in Shenzhen, China and Taipei, Taiwan. UCB, headquartered in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries as well as consumer banking services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance services, loans guaranteed by the U.S. Small Business Administration, residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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(Tables Follow)

UCBH Holdings, Inc. & Subsidiaries
Consolidated Condensed Balance Sheets
(Dollars in Thousands, Except Par Value)
(Unaudited)

	September 30,	December 31,
	2005	2004

Assets
Cash and due from banks	$126,397	$73,864
Federal funds sold	—	134,500
Investment and mortgage-backed securities available for sale, at fair value	1,096,317	1,169,140
Investment and mortgage-backed securities held to maturity, at cost (fair value $320,133 at September 30, 2005 and $331,969 at December 31, 2004)	314,763	325,202
Federal Home Loan Bank stock and other equity investments	76,724	56,867
Loans held for sale	301,303	326,007

Loans held in portfolio	5,239,481	4,050,741
Allowance for loan losses	(57,501)	(56,472)

Net loans held in portfolio	5,181,980	3,994,269

Accrued interest receivable	33,865	24,507
Premises and equipment, net	90,954	92,643
Goodwill	68,301	68,301
Core deposit intangibles, net	8,937	9,829
Mortgage servicing rights, net	10,177	7,747
Other assets	33,065	32,805

Total assets	$7,342,783	$6,315,681

Liabilities
Noninterest-bearing deposits	$484,625	$428,602
Interest-bearing deposits	5,510,977	4,787,260

Total Deposits	5,995,602	5,215,862

Short-term borrowings	216,314	72,310
Subordinated debentures	146,000	136,000
Accrued interest payable	8,340	6,110
Long-term borrowings	349,609	334,952
Other liabilities	79,321	66,435

Total liabilities	6,795,186	5,831,669

Stockholders’ Equity
Preferred stock, $0.01 par value, authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 180,000,000 shares at September 30, 2005 and at December 31, 2004; shares issued and outstanding 91,885,431 at September 30, 2005, and 91,131,824 at December 31, 2004	919	456
Additional paid-in capital	210,248	203,432
Accumulated other comprehensive loss	(16,008)	(6,498)
Retained earnings	352,438	286,622

Total stockholders’ equity	547,597	484,012

Total liabilities and stockholders’ equity	$7,342,783	$6,315,681

UCBH Holdings, Inc. & Subsidiaries
Consolidated Condensed Statements of Operations
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2005	2004		2005	2004

Interest and dividend income:
Loans	$87,684	$57,156		$233,544	$162,597
Federal funds sold and due from banks	226	115		1,225	223
Investment and mortgage-backed securities:
Taxable	13,444	16,825		42,245	48,723
Non-taxable	2,692	2,454		7,927	6,957

Total interest and dividend income	104,046	76,550		284,941	218,500

Interest expense:
Deposits	33,410	17,162		82,077	47,565
Short-term borrowings	4,062	540		7,031	1,785
Subordinated debentures	1,967	2,075		6,714	5,985
Long-term borrowings	4,491	3,976		13,991	10,913

Total interest expense	43,930	23,753		109,813	66,248

Net interest income	60,116	52,797		175,128	152,252
Provision for (recovery of) loan losses	(105)	1,644		2,860	4,827

Net interest income after provision for loan losses	60,221	51,153		172,268	147,425

Noninterest income:
Commercial banking fees	2,743	2,454		7,584	6,426
Service charges on deposits	758	633		2,273	1,963
Gain (loss) on sale of securities, net	—	2,566		(5)	9,059
Gain on sale of SBA loans, net	715	1,116		2,638	2,997
Gain on sale of multifamily and other loans, net	1,314	2,951		7,749	2,951
Unrealized loss on loans held for sale	(773)	—		(773)	—
Equity in net losses from other equity investments	(510)	(158)		(1,780)	(1,647)
Other fees	316	246		591	300

Total noninterest income	4,563	9,808		18,277	22,049

Noninterest expense:
Personnel	12,895	13,533		42,744	38,144
Occupancy	3,006	2,326		8,914	6,050
Data processing	1,698	1,657		5,084	4,351
Furniture and equipment	1,535	1,854		4,631	4,723
Professional fees and contracted services	2,436	1,856		7,727	4,980
Deposit insurance	182	187		559	589
Communication	211	319		706	934
Core deposit intangible amortization	205	285		747	1,000
Loss on extinguishment of debt	89	—		1,285	—
Other general and administrative	3,714	3,964		11,215	10,976

Total noninterest expense	25,971	25,981		83,612	71,747

Income before taxes	38,813	34,980		106,933	97,727
Income tax expense	13,290	13,207		34,240	35,867

Net income	$25,523	$21,773		$72,693	$61,860

Average common and common equivalent shares outstanding:
Basic	91,799,715	90,587,184	(1)	91,552,743	90,379,938	(1)
Diluted	95,418,655	95,166,206	(1)	95,461,752	95,028,538	(1)
Earnings per share:
Basic	$0.28	$0.24	(1)	$0.79	$0.68	(1)
Diluted	$0.27	$0.23	(1)	$0.76	$0.65	(1)

(1)	Adjusted for two-for-one stock split distributed on April 12, 2005.

UCBH Holdings, Inc. & Subsidiaries
Supplemental Data
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Profitability measures:
ROA	1.43%	1.43%	1.44%	1.41%
ROE	18.97%	18.97%	18.85%	18.65%
Noninterest expense / average assets	1.46%	1.70%	1.65%	1.64%
Efficiency ratio	40.15%	41.50%	43.23%	41.16%
Net interest spread (1)	3.23%	3.50%	3.36%	3.50%
Net interest margin (1)	3.58%	3.70%	3.68%	3.70%
Diluted earnings per share	$0.27	$0.23 (2)	$0.76	$0.65 (2)

Average cost of deposits during the period	2.39%	1.39%	2.03%	1.34%

New loan commitments (3):
Commercial:
Secured by real estate-nonresidential	$285,485	$200,708	$909,155	$496,658
Secured by real estate-multifamily	257,854	220,186	901,392	562,633
Construction	179,747	143,818	488,692	318,843
Commercial business	230,708	114,258	536,734	320,965

	953,794	678,970	2,835,973	1,699,099

Consumer:
Residential mortgage (one to four family)	65,129	63,376	153,529	190,243
Other	10,382	9,757	30,730	31,013

	75,511	73,133	184,259	221,256

Total new loan commitments	$1,029,305	$752,103	$3,020,232	$1,920,355

(1)	Calculated on a tax equivalent basis.

(2)	Adjusted for two-for-one stock split distributed on April 12, 2005.

(3)	Total new loan commitments include commitments on loans held for sale.

UCBH Holdings, Inc. & Subsidiaries
Average Balances
(Dollars in Thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Interest earning assets:
Loans (1):
Commercial:
Secured by real estate-nonresidential	$2,419,283	$1,773,574	$2,221,107	$1,725,355
Secured by real estate-multifamily	1,340,746	1,300,826	1,266,052	1,233,980
Construction	365,356	261,865	338,072	280,643
Commercial business	640,833	391,634	570,509	360,721

Total commercial	4,766,218	3,727,899	4,395,740	3,600,699

Consumer:
Residential mortgage (one to four family)	530,114	386,756	482,839	332,552
Other	52,907	48,976	51,625	47,548

Total consumer	583,021	435,732	534,464	380,100

Total loans	5,349,239	4,163,631	4,930,204	3,980,799
Taxable investment securities	1,269,252	1,464,951	1,296,226	1,443,162
Non-taxable investment securities	225,537	204,254	221,063	193,771
Other	19,439	31,989	46,603	15,151

Total interest-earning assets	6,863,467	5,864,825	6,494,096	5,632,883

Noninterest-earning assets	258,604	244,561	245,959	214,932

Total assets	$7,122,071	$6,109,386	$6,740,055	$5,847,815

Interest-bearing liabilities:
Deposits:
NOW, checking & money market	$1,149,827	$877,903	$1,057,833	$797,965
Savings	783,867	947,579	856,576	905,092
Time deposits	3,196,213	2,720,571	3,035,668	2,669,104

Total deposits	5,129,907	4,546,053	4,950,077	4,372,161
Borrowings	796,742	538,704	629,654	486,205
Subordinated debentures	110,034	136,000	127,150	136,000

Total interest-bearing liabilities	6,036,683	5,220,757	5,706,881	4,994,366

Noninterest-bearing liabilities:
Deposits	451,726	386,591	432,622	363,102
Other	95,447	42,851	86,278	48,141
Stockholders’ equity	538,215	459,187	514,274	442,206

Total liabilities & stockholders’ equity	$7,122,071	$6,109,386	$6,740,055	$5,847,815

Deposits:
Noninterest-bearing checking	$451,726	$386,591	$432,622	$363,102
Interest-bearing NOW, checking & money market	1,149,827	877,903	1,057,833	797,965
Savings	783,867	947,579	856,576	905,092
Time deposits	3,196,213	2,720,571	3,035,668	2,669,104

Total deposits	$5,581,633	$4,932,644	$5,382,699	$4,735,263

(1)	Total loans include loans held for sale.

UCBH Holdings, Inc. & Subsidiaries
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)
(Unaudited)

	September 30,	December 31,
	2005	2004

Selected loan data:
Loans held in portfolio:
Commercial:
Secured by real estate-nonresidential	$2,168,827	$1,951,020
Secured by real estate-multifamily	1,372,765	865,483
Construction	375,990	291,080
Commercial business	713,046	468,220

Total commercial	4,630,628	3,575,803

Consumer:
Residential mortgage (one to four family)	561,676	434,323
Other	50,970	47,926

Total consumer	612,646	482,249

Gross loans	5,243,274	4,058,052
Net deferred loan fees	(3,793)	(7,311)

Total loans held in portfolio	$5,239,481	$4,050,741

Loans held for sale:
Commercial:
Secured by real estate-nonresidential	$299,919	$26,882
Secured by real estate-multifamily	—	295,253
Commercial business	2,046	3,337

Total commercial	301,965	325,472
Net deferred loan (fees) costs	(662)	535

Total loans held for sale	$301,303	$326,007

Nonperforming loans	$12,076	$12,574
OREO	$—	$—
Loan delinquency ratio	0.93%	0.90%
Nonperforming assets to total assets	0.16%	0.20%
Nonperforming loans to total loans	0.22%	0.29%
Allowance for loan losses to nonperforming loans	476.16%	449.12%
Allowance for loan losses to loans held in portfolio	1.10%	1.39%
Total loan-to-deposit ratio	92.41%	83.91%

Selected deposit data:
Demand deposits and NOW accounts	$1,685,166	$1,427,366
Savings account	886,575	1,000,489
Time deposits	3,423,861	2,788,007

Total deposits	$5,995,602	$5,215,862

Cost of deposits at quarter end	2.56%	1.59%

Selected equity data:
Total stockholders’ equity	$547,597	$484,012
Bank:
Tier 1 risk-based capital ratio	9.95%	11.42%
Total risk-based capital ratio	11.04%	12.67%
Tier 1 leverage ratio	8.14%	8.49%
Book value per share	$5.96	$5.31 (1)

(1)	Adjusted for two-for-one stock split distributed on April 12, 2005.